EXHIBIT 99.1

COSMOS HEALTH CEO Issues Letter to Shareholders

•	Company reaches major strategic inflection point, with operations and revenue ramp-up underway, to significantly accelerate in 2024 and beyond
•	Maintains solid balance sheet with negligible debt and strong, diversified asset base
•	Book value exceeds $4 per share, which is more than 2.5x current share price
•	Tangible assets, including unencumbered freehold properties, have a fair market value exceeding $12M, which is more than 50% of current market capitalization
•	In H1 2023, Adjusted EBITDA and Adjusted Net Income each surpassed $3 million
•	Inaugural 2026 guidance introduced; expects to achieve over $180M in gross annual revenue and EBITDA in excess of $20M
•	Successfully completed 3 acquisitions so far in 2023, with more in the pipeline
•	Notable progress in R&D, with products advancing through various stages, including clinical trials
•	Nutraceutical brands, Sky Premium Life and Mediterranation, experiencing significant market success, expanding into new markets globally
•	Announced re-launch of bio-bebe and expansion of C-Sept with the launch of C-Scrub Wash
•	Actively exploring initiatives to enhance value, including, among others, spinning off R&D division into a standalone, publicly listed biotech company
•	Returning capital to shareholders: execution of share buyback program underway
•	CEO Greg Siokas has invested more than $15M since inception, including almost $1M YTD

CHICAGO, IL / ACCESSWIRE / October 5, 2023 / Cosmos Health Inc. ("Cosmos Health" or the “Company'') (NASDAQ:COSM), a diversified, vertically integrated global healthcare group engaged in innovative R&D, owner of proprietary pharmaceutical and nutraceutical brands, manufacturer and distributor of healthcare products, and operator of a telehealth platform, today announces that its Chief Executive Officer, Greg Siokas, has issued the following letter to the Company’s shareholders.

Dear Fellow Cosmos Health Shareholders,

I am pleased to communicate directly with you to share the many exciting developments in our Company. We ended 2022 with a transformed balance sheet, and to use one statement to describe 2023, Cosmos Health executed!

In 2023, as outlined below, we executed by completing acquisitions, growing our brands globally, advancing our research and development (R&D) projects, investing in our facilities, securing critical real property for our core businesses, hiring key personnel, investing in our future and returning capital to our shareholders. Here are some highlights, starting with our plan for 2024:

1. Strategic Plan:

Our strategic plan, which strikes a balance between growth and sustainability, emphasizes synergies, vertical integration, operational efficiencies, R&D, brand expansion, and the global growth of our distribution network and facilities.

•	We intend to continue to pursue active ongoing acquisitions. In fact, many of our acquisitions entail exploring opportunities, with discounted assets through business combinations or joint ventures, all to enhance our distribution network.
•	We will expand our best-in-class R&D division which is a platform and incubator to develop new patented pharmaceuticals and proprietary innovative nutraceutical products.
•	To foster organic growth, we will enhance our business development and marketing efforts, pursue global expansion via prominent retailers, pharmacies and e-commerce platforms, and recapture lost markets such as the infant and baby care categories.
•	In addition, we will invest in the expansion of our production capacity and global network of facilities to boost sales of our brands, engage in contract manufacturing with large multinational pharmaceutical companies, produce pharma grade ethanol for hospitals, and expand into new large markets capitalizing on our comparative advantages.
•	Last but not least, we aim to strategically invest in key personnel, from seasoned export managers to highly skilled scientists, to ensure we have the necessary expertise at our fingertips.

2. Acquisitions:

Leveraging our robust balance sheet, we successfully completed three acquisitions in 2023.

•	Cana Laboratories (“Cana”): Cana stands out as it brings significant synergies and vertical integration. With a long-standing history spanning almost a century, Cana has earned the trust of industry giants like AstraZeneca, Merck, Unilever, and Procter & Gamble. Cana’s Good Manufacturing Practice (GMP) license enables us to manufacture pharmaceuticals, including medicines, within the EU, which creates attractive opportunities for high-margin contract manufacturing agreements with major multinational clients.
•	Bikas GP (“Bikas”): Through our subsidiary CosmoFarm, we acquired the distribution network owned by Bikas, enabling us to expand our market reach to more than 50 pharmacies. This acquisition positively impacted our revenue (an increase of more than $10 million annually) and enhanced the Company’s gross margins (due to economies of scale). Additionally, synergies with CosmoFarm's state-of-the-art facility, which employs robotic technologies for procurement, inventory management, and order execution, provide an elevated level of service to pharmacies, leading to increased orders. We are pleased to announce that we have now successfully integrated Bikas within the CosmoFarm platform.

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•	ZipDoctor: We also acquired Texas-based ZipDoctor, marking our entry into the telehealth space. ZipDoctor is poised to capitalize on the rapidly growing US telehealth market, and we expect this to extend to global expansion. To ensure scalability, we are narrowing our focus to specific target markets. Currently, we are working on an expanded version which bodes well with our nutraceutical brands as well as a B2B model that will cater to select groups like employees of large multinational corporations, expats and university students.

Looking ahead, we are committed to exploring additional acquisitions that fit our criteria. In fact, we are currently in the due diligence process regarding several opportunities.

3. Organic Growth:

Proprietary Portfolio of Branded Products: A bright spot so far in 2023 is the strong demand for our branded nutraceuticals, as we aspire to transform them into global brands. Our products have received very positive feedback at leading events like Arab Health in Dubai, Infarma in Barcelona, Vitafoods in Geneva, and Pharmacy Show in Birmingham.

Sky Premium Life®: We are selling Sky Premium Life products in an increasing number of countries through pharmacies, retail chains, and online platforms. Among our prominent retailers is Holland & Barrett. With over 1,600 stores in 18 countries across the world, it is not only Europe's largest health and wellbeing retailer but also one of the world's largest, generating about $1 billion in annual revenue. Additionally, our products are available online through platforms like eBay and Amazon in the UK, Canada, the US, Germany, France, Spain, and Singapore. In fact, our UK subsidiary Decahedron Ltd was named "Pharmaceutical Wholesaler of the Month" in the Mar/Apr 2023 issue of Healthcare Matters. We are investing in our infrastructure, expanding our production capacity to accommodate increasing volumes, accelerating our efforts to broaden our distribution network, and planning to penetrate new major markets. This is boosted by strategic collaborations like the one recently announced with C.A.PAPAELLINAS Group, a market leader with an extensive distribution network throughout Cyprus. PAPAELLINAS will represent and distribute Sky Premium Life, not only in Holland & Barrett but also in pharmacies throughout Cyprus. Agreements like this should help us accelerate penetration in markets across Europe and beyond, including the United States.

Mediterranation®: Building upon the success of Sky Premium Life, we also launched Mediterranation, our premium food supplements brand. Inspired by the Mediterranean way of life, renowned for its healthy food, sunny climate, and longevity, Mediterranation utilizes organic herbs and plant extracts, such as dittany of Crete, oregano, mastic, and kritamos from the Mediterranean region. These ingredients comprise exclusive formulations of vitamins and minerals crafted with high-quality raw materials. All of our products are manufactured under strict pharmaceutical standards and adhere to GMP protocols. We are constantly innovating, introducing new lines such as Chios Island and Terra Creta.

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bio-bebe® and C-Sept®/C-Scrub: Among Cana's many valuable assets, Cosmos Health also obtained a proprietary portfolio of pharmaceutical, dermocosmetic, antiseptic, and food supplement branded products. These include, among others:

•	bio-bebe, an organic infant care and nutrition brand, which we are in the process of relaunching. This presents us with a great opportunity to enter the lucrative global baby food market that, according to Fortune Business Insights, is worth $102.90 billion per year.
•	C-Sept, an antiseptic brand, which we are expanding with the launch of the new C-Scrub Wash 4% CHG Biocide. We are well positioned to capitalize on the global antiseptic and disinfectant market that, according to Grand View Research, is worth $29 billion per year.

Global Geographic Footprint: We are fortunate to have the opportunity to pursue aggressive growth for our brands by utilizing our expanding global network and distribution hubs. These hubs are strategically placed to cater to a growing number of international markets. In Greece, we have facilities through Cana, CosmoFarm, and Sky Pharm that effectively serve the continental European market. In England, Decahedron Ltd provides facilities that cater to the UK market. We are also actively seeking additional facilities to expedite our expansion into North America to further strengthen our global presence.

R&D: Our R&D department is focused on developing a pipeline of unique pharmaceutical products. We have top scientists focusing on cutting-edge technologies to solve some of the biggest health problems such as obesity, diabetes, and cancer. We are making progress on multiple fronts with several products advancing through various stages. For instance, our innovative solution for obesity and weight management is displaying promising signs as we approach clinical trials in Q4 2023, following the successful completion of the second phase in the development of the CCX0722 product and its extensions. Our optimized product utilizes a unique formulation that serves as an effective appetite suppressant and a catalyst for energy metabolism. The global weight management market was valued at $142.58 billion in 2022 and is projected to grow at a compound annual growth rate of 9.94% from 2023 to 2030, according to Grand View Research.

4. Financial Strength & Outlook

Robust Balance Sheet: In 2022, we strengthened our balance sheet by raising approximately $50 million in equity. This included $32.5 million raised in December 2022, in which I personally contributed $3 million. This allowed us to pay down debt and accelerate our investment program, including acquisitions. Our asset base is diverse, including attractive, well-located real estate such as Cana’s 54,000 sq. ft production facility and the property housing the operations of CosmoFarm. Importantly, these properties are unencumbered, allowing us to raise attractively priced, non-dilutive capital if the need arises. In fact, these properties alone, along with their machinery & equipment, have a fair market value exceeding $12 million, which represents more than 50% of our current market capitalization. This valuable asset base, along with other assets such as our GMP license, product inventory, and cash balances, enhance our financial position and offer us increased stability moving forward, especially considering that Cosmos is essentially debt-free.

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Profitability: Cosmos Health has made significant strides towards sustained profitability. Over recent quarters, we have consistently reported positive adjusted EBITDA. In fact, in the first half of 2023, Adjusted EBITDA grew by 182%, reaching $3.01 million, up from $1.07 million in H1 2022. Notably, our Adjusted Net Income surged to $3.01 million, representing a remarkable 3550% increase from the $0.09 million loss in H1 2022.

2026 Guidance: As we have visibility towards our path of sustained profitability, we recently issued our inaugural guidance, taking a conservative approach. By the end of 2026, our goal is to achieve two significant milestones: surpassing $180 million in gross annual revenue and $20 million in EBITDA. This projection has been carefully formulated, taking into account several factors. Notably, we have a clear view of our existing logistics distribution businesses, which generate stable cash flows. Additionally, revenue is expected to be augmented by bolt-on acquisitions, which would expand our distribution network and client base. Furthermore, strategic acquisitions such as Cana will play a pivotal role, enabling us to vertically integrate, enter into contract manufacturing, as well as broaden our production capabilities to medicines. Our high-margin brands are also expected to contribute significantly. It's important to mention that our projections do not include the potential upside from any R&D products or tech projects such as ZipDoctor.

5. Commitment to Support Shareholders

Unlocking Shareholder Value: We are committed to protecting and enhancing shareholder value. It is no secret that we firmly believe that our current valuation is depressed relative to our growth prospects and achievements. Our book value per share exceeds $4, which is more than 2.5 times our current share price.

•	Share Repurchase Program: On September 13, 2023, we started executing our buyback program, pursuant to which we may purchase up to $3 million in shares of our outstanding common stock.
•	Spinning off R&D division: Another action we are taking to unlock shareholder value is our intention to spin off our R&D division. This decision comes as we approach the introduction of our transformative products to multi-billion-dollar markets, such as our obesity and weight management product which is expected to enter clinical trials by year-end. After careful deliberations, including an analysis of comparables from pure play biotech companies, we determined that spinning off our R&D division into a standalone, well-capitalized, publicly listed biotech entity would best serve our shareholders.

In addition to the above, we are currently exploring additional actions to further unlock shareholder value.

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Continued CEO Support: My Personal Investment Exceeds $15 Million

I believe that putting your money where your mouth is, and having a CEO who consistently invests his own money, is the most important signal. I have no intention of selling any shares. Overall, since the inception of Cosmos Health, I have invested over $15 million of my personal funds. I have participated in all capital raises, spanning a range of prices, and have also waived my right to warrants twice, underscoring my dedication to supporting Cosmos throughout its journey to achieve its long-term objectives. So far in 2023, my investments have amounted to approximately $850,000. Specifically:

•	I invested approximately $450,000 in our latest offering, helping raise gross proceeds of approximately $5.25 million. Importantly, this offering helped resolve several legacy issues stemming from previous financing activities, removing the right of participation from multiple investors, a longstanding limitation. As a result, in the latest offering, only one party participated, a multi-billion-dollar fund with a strong specialization in the healthcare space, demonstrating confidence in Cosmos’s growth prospects, management team, and strategy. Going forward, this essentially provides a "clean slate" approach. Management is of the opinion that this outcome is in the best interests of shareholders and provides a more sustainable platform for knowledgeable investors who have a longer-term outlook.
•	In addition to the aforementioned offering, I also invested approximately $400,000 to acquire Cosmos Health shares in several private transactions between April and June 2023, bringing my total investment to approximately $850,000 year-to-date.

I remain the largest shareholder of Cosmos and will continue being supportive. I hope this sends a clear message.

6. Raising Awareness

Cosmos is increasingly capturing the attention of the wider investment community and is committed to the highest standards of corporate governance.

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Russell Microcap® Index: In yet another significant recognition of how far Cosmos has come in such a short period of time, we joined the Russell Microcap Index, an important performance benchmark of the stock market, which also means automatic inclusion in the appropriate growth and value style indexes. Our inclusion is a result of our consistent performance, robust market capitalization, and adherence to FTSE Russell's strict membership criteria.

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Institutional Investors: We have also gained a significant vote of confidence from institutional investors such as BlackRock, Vanguard Group, Fidelity, Northern Trust, CIBC Asset Management, Geode Capital, State Street, Dimensional Fund Advisors and Bank of America, who collectively now hold almost 10% of our common shares. This further enhances our visibility and credibility with the investment community.

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Big 4 Audit Firm: As Cosmos continues to transition, the appointment of Big 4 accounting firm KPMG as our auditor underscores our commitment to transparency, integrity, and adherence to the highest standards of financial oversight.

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Communications: Even though we have been very busy on multiple fronts, we are mindful that, previously, our messaging transmission left much to be desired. I believe that communication is of vital importance. As such, as you may have noticed, we are now more active on social media platforms, namely X (ex-Twitter) and LinkedIn. We also recently launched our new website and are participating in various conferences, such as the New York–Eastern Mediterranean Business Summit. I have also been active in using my personal X account as an additional channel to portray my thoughts. In general, we have been making changes to our communications policy, in order to better connect with our shareholders to explain the Cosmos story more effectively.

In closing, I am confident that the investment community will eventually recognize our efforts. I am committed to supporting our shareholders, who form the bedrock of our Company. Every action we take is solely focused on their best interests.

Thank you for your continued trust and I genuinely believe the best is yet to come as we advance in our mission to offer innovative products that benefit the world and improve people’s lives.

Sincerely,

Greg Siokas

CEO

About Cosmos Health Inc.

Cosmos Health Inc. (Nasdaq:COSM), incorporated in 2009 and headquartered in Chicago, Illinois, is a diversified, vertically integrated global healthcare group. The Company owns a portfolio of proprietary pharmaceutical and nutraceutical brands, including Sky Premium Life®, Mediterranation®, bio-bebe® and C-Sept®. Through its subsidiary Cana Laboratories S.A., licensed under European Good Manufacturing Practices (GMP) and certified by the European Medicines Agency, it manufactures pharmaceuticals, food supplements, cosmetics, biocides, and medical devices within the European Union. Cosmos Health also distributes a broad line of pharmaceuticals and parapharmaceuticals, including branded generics and OTC medications, to retail pharmacies and wholesale distributors through its subsidiaries in Greece and the UK. Furthermore, the Company has established R&D partnerships targeting major health disorders such as obesity, diabetes, and cancer, and focuses on the R&D of novel patented nutraceuticals, specialized root extracts, proprietary complex generics, and innovative OTC products. Cosmos Health has also entered the telehealth space through the acquisition of ZipDoctor, Inc., based in Texas, USA. With a global distribution platform, the Company is currently expanding throughout Europe, Asia, and North America, and has offices and distribution centers in Thessaloniki and Athens, Greece, and in Harlow, UK. More information is available at www.cosmoshealthinc.com, www.skypremiumlife.com, www.cana.gr, and www.zipdoctor.co.

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Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could", are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company's ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic and the war in Ukraine, on the Company's business, operations and the economy in general, and the Company's ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's filings with the SEC, which are available at the SEC's website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

BDG Communications

cosm@bdgcommunications.com

+44 207 0971 653

SOURCE: Cosmos Health Inc.

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